Reg. S-K

Item 601

Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-262384 on Form S-3 and Registration Statement Nos. 333-225027, 333-224221, 333-53046, 333-64284, 333-70609, 333-74312, 333-75612, 333-101662, 333-164961, 333-164959, 333-164958, 333-111614, 333-179855, 333-194948, 333-232424 and 333-265983 on Form S-8 of our reports dated February 25, 2023, relating to the consolidated financial statements and financial statement schedule of Berkshire Hathaway Inc. and subsidiaries, and the effectiveness of Berkshire Hathaway Inc.’s internal control over financial reporting appearing in the Annual Report on Form 10-K of Berkshire Hathaway Inc. for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP

Omaha, Nebraska
February 25, 2023